Exhibit 99.1

For Immediate Release
PRESS RELEASE	Contact: James Gallagher
Tel: 281.529.7979
080107.03

GLOBAL INDUSTRIES, LTD. ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF 2007
Carlyss, Louisiana, August 1, 2007 — Global Industries, Ltd. (Nasdaq: GLBL) announced net income of $41.1 million, or $0.35 per diluted share for the second quarter of 2007. This compares to net income of $62.4 million, or $0.53 per diluted share in the second quarter of 2006. Net income for the second quarter of 2006 includes a one-time $13.7 million (or $0.08 per diluted share, net of taxes) reduction of a litigation provision. The earnings in the second quarter of 2007 reflect a $25.1 million increase over the prior year quarter in income before taxes from our Middle East segment that offset the $24.2 million decline in financial results from our West Africa segment. The decline in West Africa results for the second quarter of 2007 reflect approximately $14.0 million of lost profit opportunity along with $7.6 million of additional costs, both of which are attributable to events surrounding short-term security and logistical issues.
“We are pleased with the overall second quarter results, which exceeded our expectations, especially with our performance in the Middle East and India. Our backlog increased sequentially, and we believe the recent project awards in Latin America and the Middle East are a reflection of our customer confidence in Global’s ability to perform reliably. To meet the demand for our services and to support our growth strategy, we are expanding and upgrading our high quality fleet of vessels,” said B.K. Chin, Chairman and Chief Executive Officer of Global Industries.
Revenues were $248.9 million for the three months ended June 30, 2007 compared to $367.6 million for the three months ended June 30, 2006. The decrease in revenues is primarily due to the lower construction activity in Mexico during the period of post election administration changes, and the return to normalcy in the U.S. Gulf of Mexico post 2006 hurricane repair work, with its unusually higher recovery efforts.
Second quarter gross margins were up by 2.3% from 27.5% in the prior year quarter to 29.8%. The increase in gross margin reflects higher margins from our Middle East segment due to improved productivity that more than offset the negative impact of the lost profit opportunity and additional costs in connection with the stand-by and subsequent demobilization of our fleet from Nigeria due to short-term security and logistic issues.
Quarterly selling, general and administrative expenses increased from $14.7 million for the prior year quarter to $19.9 million primarily due to an increase in professional fees and incremental expenses associated with the retirement of the Company’s founder.
The effective tax rate declined to 30% for the second quarter of 2007 from 34% for the same period last year primarily due to improved earnings in foreign jurisdictions with lower statutory tax rates.

At June 30, 2007, the Company had $541.0 million of cash, cash equivalents, and marketable securities compared to $143.3 million on June 30, 2006. Interest income generated from these funds increased by $4.4 million from the prior year quarter to $5.8 million.
Subsequent to June 30, 2007, the Company issued $325.0 million of 2.75% Senior Convertible Debentures, repurchased 2.8 million shares of its common stock for $75.0 million, and received $243.5 million in net proceeds from this transaction. In addition, the Company approved the construction of a new generation derrick/pipelay heavy-lift combination construction barge at an estimated cost of $240.0 million.
During the second quarter of 2007, the Company booked $264.7 million of net new work resulting in a backlog of $546.0 million as of June 30, 2007. The backlog as of June 30, 2007 excludes the recently announced significant Berri & Qatif project for Saudi Aramco.
A conference call will be held at 10:00 a.m. Central Daylight Saving Time on Thursday, August 2, 2007. Anyone wishing to listen to the conference call may dial 888.455.8368 or 210.839.8890 and request connection to the “Global Second Quarter Earnings” call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company’s website at www.globalind.com, where it will also be archived for anytime reference until August 17, 2007.
All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global’s express written consent.
Global Industries, Ltd. provides offshore construction, engineering, project management, and support services including pipeline construction, platform installation and removal, SURF installation, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on The NASDAQ Global Select Market under the symbol “GLBL.”
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

	Set forth are the Company’s results of operations and selected
	balance sheet amounts for the periods indicated
	(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Results of Operations
Revenues	$248,940	$367,631	$525,949	$613,898
Cost of operations	174,807	266,494	358,342	464,631

Gross profit	74,133	101,137	167,607	149,267
Loss on asset impairments	—	4,485	—	4,485
Reduction in litigation provision	—	(13,699)	—	(13,699)
Net (gain) loss on asset disposal	12	(216)	(1,308)	(507)
Selling, general and administrative expenses	19,884	14,710	38,028	30,996

Operating income	54,237	95,857	130,887	127,992

Other expense:
Interest expense	2,032	2,460	4,773	4,496
Other (income)	(6,531)	(1,060)	(11,416)	(1,093)

Income before taxes	58,736	94,457	137,530	124,589
Income taxes	17,607	32,074	41,945	43,442

Net income	$41,129	$62,383	$95,585	$81,147

Earnings Per Common Share
Basic	$0.35	$0.54	$0.82	$0.70
Diluted	$0.35	$0.53	$0.81	$0.69

Weighted Average Common Shares Outstanding
Basic	117,305	115,650	116,946	115,181
Diluted	119,168	117,478	118,675	116,915

Other Data
Depreciation and amortization	$15,962	$17,199	$32,759	$31,654
Backlog at end of period			$545,963	$693,471

	As of		As of
	June 30		December 31
	2007		2006
Selected Balance Sheet Amounts
Cash and cash equivalents	$465,193		$352,178
Marketable securities	75,837		—
Working Capital (including cash and cash equivalents, and marketable securities)	589,829		460,126
Total Assets	1,192,646		1,070,997
Debt	71,280		73,260
Shareholders’ Equity	850,057	*	725,565

*	Includes a positive $1.4 million cumulative adjustment to the balance of retained earnings on January 1, 2007 for the implementation of FIN 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB No. 109.

	Set forth are the Company’s results of operation
	for the periods indicated
	(In thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Reportable Segments
Total segment revenues
Gulf of Mexico OCD	$31,177	$43,758	$48,039	$96,888
Gulf of Mexico Diving	42,700	35,262	72,098	70,511
Latin America	33,017	143,974	134,865	206,468
West Africa	57,975	56,288	109,260	89,369
Middle East	94,033	60,190	168,889	132,461
Asia Pacific	13,548	44,969	23,152	50,317

Subtotal	272,450	384,441	556,303	646,014

Intersegment eliminations
Gulf of Mexico OCD	(5,589)	(4,061)	(7,726)	(7,024)
Gulf of Mexico Diving	(3,511)	(4,444)	(5,279)	(16,152)
Latin America	—	(583)	—	(1,218)
Middle East	(10,279)	(4,623)	(12,743)	(4,623)
Asia Pacific	(4,131)	(3,099)	(4,606)	(3,099)

Subtotal	(23,510)	(16,810)	(30,354)	(32,116)

Consolidated revenues	$248,940	$367,631	$525,949	$613,898

Income (loss) before taxes
Gulf of Mexico OCD	$7,402	$12,369	$6,648	$21,718
Gulf of Mexico Diving	16,333	9,864	27,136	20,076
Latin America	9,172	28,544	62,734	27,432
West Africa	(10,535)	13,622	(10,744)	17,705
Middle East	34,383	9,268	43,762	21,189
Asia Pacific	1,889	7,006	7,902	3,157
Corporate (litigation provision)	—	13,699	—	13,699
Over (under) allocated corporate expenses	92	85	92	(387)

Consolidated income before taxes	$58,736	$94,457	$137,530	$124,589